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                                                                    Exhibit 10.8

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), made effective as of May 12, 1997, by Integrated Site Development, Inc., a Delaware corporation (the "Corporation"), and Joe L. Finley, III (the "Executive"), an individual residing in Saline County, Arkansas.

                              W I T N E S S E T H:

         WHEREAS, the Corporation is engaged in all aspects of wireless communications site acquisition, tower development and ownership, site management, co-location marketing, project management, and site maintenance;

         WHEREAS, by virtue of Executive's demonstrated and expected experience and service to the Corporation, the Corporation wishes to employ Executive, and Executive desires to accept employment with the Corporation, all upon the terms and conditions enumerated below;

         WHEREAS, as a part of said employment by the Corporation, Executive is expected to make new contributions and inventions of value to the Corporation and Executive will otherwise have access to confidential and proprietary information of the Corporation;

         WHEREAS, the Corporation desires to receive from Executive a covenant not to disclose certain information relating to the Corporation's business and certain other covenants;

         WHEREAS, the obligations of the Corporation pursuant to the Membership Interests Contribution Agreement, of even date herewith, by and among the Corporation and Executive, Caroline M. Finley, Finley Family Limited Partnership, Central Arkansas Opportunity Foundation, Telesite Services, LLC and Metrosite Management, LLC are conditioned upon and subject to the Corporation and Executive entering into this Agreement; and

         WHEREAS, Executive is the owner, of record and beneficially, of 490,517 shares of the Common Stock, par value $0.001 per share, of the Corporation (the "Shares").

         NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, including the employment of Executive by the Corporation and the compensation received by Executive from the Corporation from time to time, and specifically the compensation to be received by the Executive pursuant to paragraphs 5(a),
(c) and (d) herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

         1. EMPLOYMENT. The Corporation hereby employs Executive and Executive hereby accepts employment upon the terms and conditions hereinafter set forth. Upon termination of this Agreement as provided herein, Executive's employment with the Corporation shall immediately terminate. Executive agrees to serve as the Vice President of the Corporation and as
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the Vice Chairman of the Board of Directors of the Corporation.  Executive's
principal responsibilities are set forth on Exhibit A attached hereto.

         2. TERM. Subject to the provisions for termination that are hereinafter provided, the term of this Agreement shall be deemed to have commenced on May 12, 1997 (the "Effective Date") and shall continue until May 31, 1999, and thereafter shall automatically be renewed on a year-to-year basis on the same terms and conditions set forth herein unless terminated as provided herein or unless amended or modified by mutual agreement of the parties hereto. (As used throughout this Agreement, "Term" shall include the initial term and any renewals or extensions thereof in accordance with this Agreement).

         3. DUTIES. Executive shall faithfully perform all duties set forth on Exhibit A hereto and in the Bylaws of the Corporation related to the position or positions held and those additional duties that are prescribed from time to time by the Board of Directors, the Chairman of the Board, or other designated parties within the Corporation.

         4. EXCLUSIVE SERVICE. Executive agrees to devote substantially all of his full time and attention to the performance of his duties and responsibilities on behalf of the Corporation and in furtherance of only its best interests. Executive agrees to comply with all policies, standards and regulations of the Corporation now existing or hereafter promulgated.

         5. COMPENSATION. During the Term of this Agreement, Executive's compensation shall be determined and paid as follows (all payments are subject to required withholding):

                 (a) Base Salary. Executive shall receive as compensation a salary of Three Hundred Fifty Thousand Dollars ($350,000.00) per year for the initial term to be paid consistent with the payroll payment schedule of the Corporation. Thereafter, Executive's salary will be subject to annual review by the Board of Directors of the Corporation based on merit and area job size benchmarking.

                 (b) Benefits. In addition to Executive's salary, Executive shall receive those benefits provided from time-to-time to other executive employees of the Corporation. All such benefits are subject to change from time-to-time by the Corporation without the consent of Executive or any other employee of the Corporation.

                 (c) Vacation. Executive shall be entitled to two (2) weeks paid vacation per fiscal year (with the vacation for any partial year being prorated). Vacation days may not be used in any subsequent fiscal year and no cash shall be paid in lieu of unused vacation.

                 (d) Business Expenses. The Corporation shall pay all reasonable expenses incurred by Executive directly related to conduct of the business of the Corporation, provided Executive complies with the policies for reimbursement or advance of business expenses established by the Board of Directors of the Corporation, which shall include at a minimum providing reasonable evidence of such expenses and the business reason for such expenses.





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         6.  TERMINATION.  This Agreement shall or may be terminated, as the case may be, upon the terms and conditions hereinafter provided. Upon termination, all salary due as of the date of termination shall be paid:

                 (a) Voluntary Termination. This Agreement shall be considered voluntarily terminated by the parties upon the occurrence of any of the following events, whichever shall first occur:

                          (i) If Executive or the Corporation shall have given written notice to the other of intention not to renew this Agreement for the coming year, such notice to be delivered at least ninety (90) days prior to the last day of the initial term or any renewal term.

                          (ii) At any time on or after May 31, 1999 upon ninety (90) days, prior written notice by the Corporation or Executive to the other that this Agreement shall be terminated.

                 (b) Involuntary Termination. The Corporation may terminate this Agreement upon notice in writing to Executive (or his personal representative) in any of the following events:

                          (i) In the event of the death of Executive, in which case this Agreement immediately shall be terminated; provided such termination shall not prejudice any benefits payable to Executive's spouse or beneficiaries which are fully vested as of the date of death.

                          (ii) In the event of the permanent disability (as hereinafter defined) of Executive, in which case this Agreement immediately shall be terminated; provided such termination shall not prejudice any benefits payable to Executive, Executive's spouse or beneficiaries which are fully vested as of the date of permanent disability.

                          (iii) In the event of the liquidation, dissolution or discontinuance of business by the Corporation in any manner or the filing of any petition by or against the Corporation under any federal or state bankruptcy or insolvency laws, which petition shall not be dismissed within sixty (60) days after filing; provided such termination shall not prejudice Executive's rights as a shareholder or a creditor of the Corporation.

                          (iv) At the election of the Corporation "for cause", as hereinafter defined, immediately upon written notice to Executive. "For cause" shall mean:

                                  (1) Any material breach of the terms of this Agreement by Executive, or the failure of Executive to diligently and properly perform his duties for the Corporation which is not otherwise cured or remedied within thirty (30) days of Executive's receipt of written notice from the Corporation alleging such breach or failure (the foregoing cure period





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                          shall apply only if such breach or failure is curable
                          and only to the first two (2) such alleged breaches or failures); or

                                  (2)  Any material failure to comply with the
                          policies and/or directives of the Board of Directors which is not otherwise cured or remedied within thirty (30) days of Executive's receipt of written notice from the Corporation alleging such breach or default (the foregoing cure period shall apply only if such failure is curable and only to the first two
                          (2) such alleged failures); or

                                  (3)  Any dishonest or illegal action
                          (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by Executive which is materially detrimental to the interest and well-being of the Corporation, including, without limitation, harm to its reputation; or

                                  (4)  Executive fails to fully disclose any
                          material conflict of interest he may have with the Corporation in a transaction between the Corporation and any third party which is materially detrimental to the interest and well-being of the Corporation; or

                                  (5)  Any adverse act or omission which would
                          be required to be disclosed pursuant to public securities laws or which would limit the ability of the Corporation or any entity affiliated with the Corporation to sell securities under any Federal or state law or which would disqualify the Corporation or any affiliated entity from any exemption otherwise available to it, all of which are materially detrimental to the interest and well-being of the Corporation.

         7. PERMANENT DISABILITY DEFINED. For purposes of this Agreement, Executive shall be considered permanently disabled when a qualified medical doctor mutually acceptable to the Corporation and Executive or his personal representative shall have certified in writing that: (i) he is unable because of a medically determinable physical or mental disability to perform substantially all of his duties for more than ninety (90) calendar days measured from the last full day of work; or (ii) by reason of mental or physical disability, it is unlikely that he will be able, within ninety (90) calendar days, to resume substantially all business duties and responsibilities in which he was previously engaged and otherwise discharge his duties under this Agreement.

         8.  CONFIDENTIALITY AND COVENANT NOT TO COMPETE.

                 (a) Confidentiality. Executive acknowledges that, in and as a result of his employment by the Corporation, he has been and will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value, including, without limitation, the Corporation's trade secrets, products, systems, programs, procedures, manuals, guides (as periodically updated or supplemented), confidential reports and communications (including, without limitation, customer information, technical information on the performance and reliability of the Corporation's products and the development or acquisition of future products or product enhancements by the





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         Corporation) and lists of customers, as well as the nature and type of the services rendered by the Corporation and the fees paid by the Corporation's customers. Executive further acknowledges that any information and materials received by the Corporation or Executive from third parties in confidence (or subject to non-disclosure covenants) shall be deemed to be and shall be confidential information within the meaning of this Section 8(a). As a material inducement to the Corporation to continue to employ Executive and to pay to Executive compensation as set forth herein for such services to be rendered to the Corporation by Executive (it being understood and agreed by the parties hereto that such compensation shall also be paid and received in consideration hereof), Executive covenants and agrees that he shall not, except with the prior written consent of the Board of Directors of the Corporation, at any time during or following the termination of his employment with the Corporation, directly or indirectly, divulge, use, reveal, report, publish, transfer or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to him as a result of his employment with the Corporation, including, without limitation, any Proprietary Information, as defined in Section 9 hereof. The aforementioned obligation of confidentiality and non-disclosure shall not apply when:

                          (i) Public Domain. The Proprietary Information disclosed to Executive was in the public domain at the time of disclosure, or at any time after disclosure has become a part of the public domain by publication or otherwise through sources other than Executive, directly or indirectly, and without fault on the part of Executive in failing to keep such information confidential; or

                          (ii) Requirement of Law or Order. Disclosure is required by law or court order or required in the opinion of Executive's counsel, provided Executive gives the Corporation prior written notice of any such disclosure and fully cooperates with the Corporation in connection with, and uses his best efforts to limit the nature and extent of, such disclosure; or

                          (iii) Agreement. Disclosure is made with the prior written agreement of the Board of Directors of the Corporation; or

                          (iv) Prior Information. The information was in Executive's possession prior to the Effective Date, as shown by written records in existence prior to the Effective Date; or

                          (v) Third Party Disclosure. The Proprietary Information is lawfully disclosed to Executive after the termination of his employment by a third party who is under no obligation of confidentiality to the Corporation with respect to such information; or

                          (vi) Independently Developed. Such information is independently developed by Executive subsequent to the termination of his employment with the Corporation, as demonstrated by written records of Executive which are contemporarily maintained.





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                 (b)  Covenant Not To Compete.  It is recognized and understood by the parties hereto that Executive, through his association with the Corporation as an employee, has and shall acquire a considerable amount of knowledge and goodwill with respect to the business of the Corporation, which knowledge and goodwill are extremely valuable to the Corporation and which would be extremely detrimental to the Corporation if used by Executive to compete with the Corporation. It is, therefore, understood and agreed by the parties hereto that, because of the nature of the business of the Corporation, it is necessary to afford fair protection to the Corporation from such unfair competition by Executive. Consequently, as material inducement to employ Executive in the aforementioned position, Executive covenants and agrees to the following:

                          (i) that at any time while engaged as an employee of the Corporation and for a period of three (3) years following his termination, he will not, directly or indirectly, with or through any family member or former director, officer or employee of the Corporation, or acting alone or as a director, employee, agent, consultant, member of a partnership, firm, corporation or other entity or as a holder of or investor in as much as 5% of any security of any class of any corporation or other business entity:

                                  (1) engage anywhere in those states in which the Corporation conducted business at any time within three
                 (3) years prior to the termination of Executive's employment with the Corporation in any business related to wireless communications site acquisition, tower development and ownership, site management, co-location marketing, project management, and site maintenance then being actively pursued or reasonably anticipated to be pursued by the Corporation at the time of such termination; or

                                  (2)  interfere with, or seek to interfere
                 with, the relationship between the Corporation and any affiliate of the Corporation with the following: (a) any of the employees of such entities; (b) any of the customers of such entities then existing or existing at any time within two
                 (2) years prior to termination of Executive's employment with the Corporation; or (c) any of the suppliers of such entities then existing or existing at any time within three (3) years prior to termination of Executive's employment with the Corporation.

                          (ii) The parties hereto agree that in the event that the lengths of time and geographic areas set forth in paragraph (i) are deemed too restrictive to be enforceable in any court proceeding, the court may reduce such time restrictions to that which it deems reasonable under the circumstances.

         9. DEFINITION OF PROPRIETARY INFORMATION. For purposes of this Agreement, the term "Proprietary Information" shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectable by copyright) which Executive receives, receives access to, conceives of or develops, in whole or in part, as a direct or indirect result of his employment with the Corporation, in the course of his employment with the Corporation (in any capacity, whether executive, managerial, planning,





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technical, sales, research, development, manufacturing, engineering, or otherwise) or through the use of any of the Corporation's facilities or resources:

                 (a) Manufactured products, assembled or unassembled, and related goods or systems thereof and any and all future products developed or derived therefrom;

                 (b) With respect to the items described in Section 9(a) above, all specifications, design concepts, documents and manuals; all security systems relating to the product or procedures; all hardware and software (and associated source and object codes) relating to their design or manufacture, if any;

                 (c) Trade secrets, production processes, marketing techniques, software programs, marketing plans, formulae, data, mailing lists, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, customer data, customer site information, pricing strategies and other materials or information relating to the manner in which the Corporation does business;

                 (d) Discoveries, concepts and ideas, whether or not patentable or protectable by copyright, including, without limitation, the nature and results of research and development activities, technical information on product or program performance and reliability, processes, formulas, techniques, "know-how", source codes, object codes, designs, drawings and specifications;

                 (e) Any other materials or information related to the business or activities of the Corporation which are not generally known to others engaged in similar businesses or activities;

                 (f) Any other materials or information that has been created, discovered or developed, or otherwise become known to the Corporation which has commercial value in the business in which the Corporation is engaged; and

                 (g) All ideas which are derived from or relate to Executive's access to or knowledge of any of the above-enumerated materials and information.

         Failure to mark any of the Proprietary Information as confidential shall not affect its status as Proprietary Information under the terms of this Agreement.

         10.     OWNERSHIP OF INFORMATION.

                 (a) Executive hereby assigns to the Corporation all of Executive's right, title and interest in any idea (whether or not patentable or protectable by copyright), invention, product, design, formula, computer software program or other computer-related equipment or technology, conceived or developed in whole or in part, or in which Executive may have aided development, while employed by the Corporation, including, without limitation, any Proprietary Information (an "Invention"). If any one or more of the aforementioned are deemed in any way to fall within the definition of "work made by





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         hire" as such term is defined in 17 U.S.C. Section 101, such work shall be considered "work made for hire," copyright of which shall be owned solely by, or assigned or transferred completely and exclusively to the Corporation. Executive agrees to execute any instruments and to do all other things reasonably requested by the Corporation (both during and after Executive's employment with the Corporation) in order to more fully vest in the Corporation all ownership rights in those items thereby transferred by Executive to the Corporation. Executive further agrees to disclose immediately to the Corporation all Proprietary Information conceived of or developed in whole or in part by him during the term of his employment with the Corporation and to assign to the Corporation any right, title or interest he may have in such Proprietary Information.

                 (b) Notwithstanding anything in this Agreement to the contrary, the obligation of Executive to assign or offer to assign his rights in an Invention to the Corporation shall not extend or apply to an Invention that Executive developed entirely on his own time without using the Corporation's equipment, supplies, facility or trade secret information unless such Invention (i) relates to the Corporation's business or actual or demonstrably anticipated research or development, or (ii) results from any work performed by Executive for the Corporation. Executive shall bear the burden of proof in establishing that his Invention qualifies for exclusion under this
         Section 10(b). With respect to Section 10(b) it is agreed and acknowledged that during Executive's employment, the Corporation, with the concurrence of its Board of Directors and consistent with the Corporation's mission, may enter other lines of business, which are related or unrelated to its current lines of business, in which case this Agreement would be expanded to cover such new lines of business.

         11. INDEMNIFICATION. Executive agrees to indemnify and hold harmless the Corporation, its directors, officers, agents and employees from and against any liabilities and expenses, including amounts paid in settlement, incurred by any of them in connection with any claim by any of Executive's prior employers that the termination of Executive's employment with such employer, Executive's employment by the Corporation, or use of any skills and knowledge of Executive by the Corporation is a violation of contract or law.

         12.     EXECUTIVE REPRESENTATIONS.

                 (a) Executive represents that his performance of all of the terms of this Agreement, Employee's employment by the Corporation, or Employee's use of any skills and knowledge does not and will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive's employment by the Corporation. Executive represents that he has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.

                 (b) Executive understands as part of the consideration for this Agreement and for Executive's employment or continued employment by the Corporation, that Executive has not brought and will not bring with Executive to the Corporation, or use in the performance of Executive's responsibilities for the Corporation, any materials or documents of a former employer which are not generally available to the public or which





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         did not belong to Executive prior to his employment with the
         Corporation, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Corporation with a copy thereof.

                 (c) Executive understands that during his employment for the Corporation he is not to breach any obligation of confidentiality that Executive has to a former employer or any other person or entity.

         13. RECORDS. All notes, data, tapes, reference materials, sketches, drawings, memoranda, models and records in any way relating to any of the information referred to in Sections 8, 9 and 10 hereof (including without limitation, any Proprietary Information) or to the Corporation's business shall belong exclusively to the Corporation and Executive agrees to turn over to the Corporation all such materials and all copies of such materials in his possession or then under his control at the request of the Corporation or, in the absence of such request, upon the termination of Executive's employment with the Corporation.

         14.     REASONABLENESS OF RESTRICTIONS.

                 (a) Executive has carefully read and considered the provisions of Sections 8, 9 and 10 hereof and, having done so, agrees that the restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the interests of the Corporation, its officers, directors, stockholders and employees. Executive agrees that the length of time, geographic area and any other restrictions contained in this Agreement are reasonable to protect the legitimate interests of the Corporation and do not unfairly restrict or penalize Executive.

                 (b) In the event that, notwithstanding the foregoing, any part of the covenants set forth in Sections 8 through 13 hereof shall be held to be invalid and unenforceable, the court so deciding may reduce or limit the terms of such provision to allow such provision to be enforced.

         15. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power granted hereunder at any particular time be deemed a waiver or relinquishment of such rights or power at any time or times. Each party agrees and acknowledges that nothing herein shall be construed to prohibit the other party from pursuing any remedies available to it for breach or threatened breach of this Agreement, including the recovery of money damages.

         16. REMEDY. Executive understands and agrees that the Corporation will suffer irreparable harm in the event that Executive breaches any of his obligations under this Agreement and that monetary damages will be inadequate to compensate the Corporation for such breach. Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, the Corporation, in addition to and not in limitation of any other rights, remedies or damages available to the Corporation at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Executive, or by Executive's partners, agents, representatives, servants, employers,





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employees and/or any and all persons directly or indirectly acting for or with him; provided such injunction shall not affect Executive's ownership rights in the Corporation or compensation earned or due Executive.

         17. ATTORNEYS' FEES. In the event that it shall become necessary for either party to retain the services of an attorney to enforce any terms under this Agreement, the prevailing party, in addition to all other rights and remedies hereunder or as provided by law, shall be entitled to reasonable attorneys' fees and costs of suit.

         18. SEVERABILITY. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provision (or remaining part thereof).

         19. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of Arkansas, without reference to the choice of law provisions of such laws.

         20. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing and sent by certified or registered mail, return receipt requested, first-class postage prepaid, in the case of Executive, to his address as shown on the Corporation's records, and in the case of the Corporation, to its principal office in the State of North Carolina.

         21. BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. This Agreement shall be binding upon the Corporation and upon any successor corporation. Executive may not assign any of his rights or delegate any of his duties under this Agreement without the prior written consent of the Board of Directors of the Corporation.

         22. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understandings by and between the Corporation and Executive with respect to the covenants herein described, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any other provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time nor will it be deemed a valid waiver of such provision at any other time.

         23. CAPTIONS. The captions in this Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Agreement.

         24. SURVIVAL OF COVENANTS. The provisions set forth in Sections 8 through 13 hereof shall survive the termination of this Agreement.





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         IN WITNESS WHEREOF, the parties hereto have executed this Executive
Employment Agreement and affixed their seals as of the day and year first above written.

                                             INTEGRATED SITE DEVELOPMENT, INC.


                                             By: /s/ Stephen H. Clark

                                                 -------------------------------
                                                 Stephen H. Clark, President


                                             EXECUTIVE:


                                             /s/ Joe L. Finley III

                                             -----------------------------------
                                             Joe L. Finley, III





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                                   EXHIBIT A


                           PRINCIPAL RESPONSIBILITIES


         a.      Assist CEO with identifying and qualifying new opportunities
         b.      Assisting with corporate marketing to service providers
         c.      Assist with development of strategic plans
         d.      Participate in the development of corporate presentations
         e. Participate in strengthening and developing client relationships at the management level
         f.      Oversee Metrosite Management, LLC operations





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